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EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Brian E. Côté Chief Financial Officer (949) 509-4420

Downey Reports Enhancement of Bank’s Regulatory Capital

          Newport Beach, CA – July 14, 2008 – Downey Financial Corp. (NYSE: DSL) reported today that the regulatory capital position of its bank, Downey Savings and Loan Association, F.A., was enhanced by $62 million prior to the end of second quarter 2008. The holding company contributed $50 million of equity and DSL Service Company, the Bank’s wholly-owned real estate subsidiary, paid a $12 million dividend. As a result, the preliminary estimated core capital ratio of the Bank is approximately 7.5% at June 30, 2008, and its risk-based capital ratio is approximately 14.3%, both above the 5.0% and 10.0% well-capitalized standards, respectively, as defined by banking regulations.

          In addition, Downey believes its current source of funds will continue to enable it to meet its obligations while maintaining liquidity at appropriate levels. From a funding perspective, about $9.9 billion or 78% of assets are funded by the Bank’s retail deposit franchise of 174 branches. None of those deposits represent brokered deposits. As of today, the Bank has unused sources of liquidity in excess of $3.4 billion. This includes our remaining borrowing capacity at the Federal Home Loan Bank (FHLB) of approximately $2.3 billion, based on our current borrowing limit at the FHLB and our existing pool of qualifying collateral.

          Downey Financial Corp., with assets of $12.6 billion, has 169 branches throughout California and five in Arizona.

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Forward-looking statements include the statement that Downey believes that its current source of funds will continue to enable it to meet its obligations while maintaining liquidity at appropriate levels. Factors that might cause such a difference include, but are not limited to, economic conditions, change in depositor behavior, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality, the outcome of ongoing audits by taxing authorities and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

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